AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 2011

Registration No. 333-148414

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 14 TO

FORM S-11

on

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Behringer Harvard Multifamily REIT I, Inc.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation or organization)

20-5383745
(I.R.S. Employer Identification Number)

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

(866) 655-3600

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Gerald J. Reihsen, III

Executive Vice President—Corporate Development and Legal

or

Daniel J. Rosenberg

Secretary

Behringer Harvard Multifamily REIT I, Inc.

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

(866) 655-3600

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

Christopher R. Stambaugh, Esq.

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to public:  From time to time after effectiveness of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller Reporting Company ☒
(Do not check if smaller reporting company)

Explanatory note:  This registration statement (reg. no. 333-148414) for the registrant’s primary offering and distribution reinvestment plan offering was first declared effective by the Staff on September 2, 2008.  This post-effective amendment no. 14 to Form S-11 on Form S-3 amends the registrant’s registration statement to make it a distribution reinvestment plan only registration statement.  The registrant reserved the right to reallocate shares between the primary offering and the distribution reinvestment plan.  The registrant has reallocated 50 million unsold shares remaining from the primary offering to the distribution reinvestment plan.  As a result, the registrant is offering a maximum of 100 million total shares pursuant to its distribution reinvestment plan on this registration statement on Form S-3.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

Distribution Reinvestment Plan

Maximum Offering of 100,000,000 Shares of Common Stock

Behringer Harvard Multifamily REIT I, Inc. is a Maryland corporation that elected to be taxed as a real estate investment trust beginning with the taxable year that ended December 31, 2007. We primarily invest in and operate apartment communities, with a particular focus on using multiple strategies to acquire high quality apartment communities that will produce rental income. Such communities include existing “core” properties that are already well-positioned and producing rental income, as well as more opportunity-oriented properties in various phases of development, redevelopment or repositioning.  Further, we may invest in commercial real estate and real estate-related securities, including securities issued by other real estate companies, either for investment or in change-of-control transactions completed on a negotiated basis or otherwise. We also may originate or invest in mortgage, bridge, mezzanine or other loans or Section 1031 tenant-in-common interests, or in entities that make investments similar to the foregoing. A portion of our investments were made through joint ventures and we may make investments through joint ventures in the future. Through wholly owned and jointly owned investments, we have made investments in 38 specific multifamily communities as of September 9, 2011.

We are offering up to 100 million shares to existing stockholders pursuant to our distribution reinvestment plan.  Some of the significant features of the plan are as follows:

•                  Stockholders who elect to participate in the distribution reinvestment plan may choose to invest their cash distributions in shares of our common stock.

•                  We are initially offering the shares at a purchase price of $9.50, though pursuant to the plan the price of the shares will change from time to time during the offering.

•                  We may suspend or terminate the distribution reinvestment plan at any time by providing ten days’ prior notice to participants.

•                  We may amend or supplement the distribution reinvestment plan at any time by delivering notice to participants at least 30 days’ prior to the effective date of the amendment or supplement.

•                  Participants may terminate participation in the plan at any time by providing us with written notice.  For your termination to be effective with respect to distributions for the month in which the notice of termination is received, we must have received your notice of termination at least 10 days prior to the last day of the month to which such distribution relates.

•                  If you elect to participate in the plan and are subject to federal income taxation, you will incur tax liability for distributions allocated to you even though you have elected not to receive the distribution in cash.  In addition, to the extent you purchase shares through our distribution reinvestment plan at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount.

•                  Stockholders may elect to participate in the distribution reinvestment plan at any time by completing a Distribution Modification Request Form or other appropriate authorization form and returning it to Behringer Harvard Investment Services. Distribution Modification Request Forms may be obtained at any time by calling (866) 655-3600.

Investing in our common stock involves a high degree of risk.  You should purchase shares only if you can afford a complete loss. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our Quarterly Reports on Form 10-Q, as the same may be updated from time to time by future filings under the Securities Exchange Act of 1934, as amended, which are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering.  Any representation to the contrary is a criminal offense.  No one is authorized to make any statement about this offering different from those that appear in this prospectus.

The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in this offering is not permitted.

	Price to Public	Selling Commissions and Dealer Manager Fees	Net Proceeds (Before Expenses)
Distribution Reinvestment Plan
Per Share	$9.50	$0.00	$9.50
Total Maximum	$950,000,000.00	$0.00	$950,000,000.00

September 20, 2011

SUITABILITY STANDARDS

An investment in our common stock involves significant risk and is only suitable for persons who have adequate financial means, desire a relatively long-term investment and who will not need immediate liquidity from their investment.  We have established suitability standards for investors in this offering and subsequent purchasers of our shares.  These suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, home furnishings and automobiles, either:

•                  a net worth of at least $250,000; or

•                  a gross annual income of at least $70,000 and a net worth of at least $70,000.

Further, the states listed below have established suitability requirements in addition to the ones described above.  Investors who reside in the following states may participate in the distribution reinvestment plan only if they meet the additional suitability standards set forth below:

•                  Ohio and Oregon - Investors must have a liquid net worth of at least 10 times their investment in us and other Behringer Harvard-sponsored real estate programs.

In the case of sales to fiduciary accounts, these suitability standards must be met by one of the following:  (1) the fiduciary account, (2) the person who directly or indirectly supplied the funds for the purchase of the shares or (3) the beneficiary of the account.  These suitability standards are intended to help ensure that, given the long-term nature of an investment in our shares, our investment objectives and the relative illiquidity of our shares, shares of our common stock are an appropriate investment for you.

i

Except where the context suggests otherwise, the terms “we,” “us,” “our,” and “the Company” refer to Behringer Harvard Multifamily REIT I, Inc., together with its subsidiaries, including Behringer Harvard Multifamily OP I LP.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include discussion and analysis of the financial condition of Behringer Harvard Multifamily REIT I, Inc. and our subsidiaries, including, but not limited to, our ability to make accretive investments, our ability to generate cash flow to support cash distributions to our stockholders, our ability to obtain favorable debt financing, our ability to secure leases at favorable rental rates and other matters. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements.

These forward-looking statements are not historical facts but reflect the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions.  These statements are not guarantees of future performance, and we caution stockholders not to place undue reliance on forward-looking statements.  Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the following:

•                  market and economic challenges experienced by the U.S. economy or real estate industry as a whole and the local economic conditions in the markets in which our investments are located;

•                  our ability to make accretive investments in a diversified portfolio of assets;

•                  the availability of cash flow from operating activities for distributions;

•                  our level of debt and the terms and limitations imposed on us by our debt agreements;

•                  the availability of credit generally, and any failure to obtain debt financing at favorable terms or a failure to satisfy the conditions and requirements of that debt;

•                  our ability to secure resident leases at favorable rental rates;

•                  our ability to retain our executive officers and other key personnel of our advisor, our property manager and their affiliates;

•                  conflicts of interest arising out of our relationships with our advisor and its affiliates;

•                  unfavorable changes in laws, taxation or regulations impacting our business, our assets or our key relationships; and

•                  factors that could affect our ability to qualify as a real estate investment trust.

Forward-looking statements in this prospectus reflect our management’s view only as of the date of this prospectus, and may ultimately prove to be incorrect or false. For a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition, you should carefully review the risk factors disclosed under Part I, Item 1A of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our Quarterly Reports on Form 10-Q and any updated risk factors contained in future filings we make under the Securities Exchange Act of 1934, as amended. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  We intend for these forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.

PROSPECTUS SUMMARY

This summary highlights material information about this offering.  Because it is a summary, it may not contain all of the information that is important to you.  To understand this offering fully, you should read the entire prospectus carefully before making a decision to participate in the distribution reinvestment plan.  You should also review the section of this prospectus titled “Incorporation of Certain Documents by Reference.”

Behringer Harvard Multifamily REIT I, Inc.

Behringer Harvard Multifamily REIT I, Inc. (“Behringer Harvard Multifamily REIT I,” “we,” “us” or “our”) is a Maryland corporation formed in August 2006 that elected to be taxed as a real estate investment trust (“REIT”) under federal tax law beginning with the taxable year ended December 31, 2007. We invest in and operate multifamily communities, with a particular focus on using multiple strategies to acquire high quality apartment communities that produce rental income. Such communities may include existing “core” properties that are already well-positioned and producing rental income, as well as more opportunistic properties in various phases of development, redevelopment or repositioning. Further, we may invest in commercial real estate and real estate-related securities, including securities issued by other real estate companies, either for investment or in change-of-control transactions, completed on a negotiated basis or otherwise. We also may originate or invest in mortgage, bridge, mezzanine or other loans and Section 1031 tenant-in-common interests (including those issued by programs sponsored by Behringer Harvard Holdings, LLC (“Behringer Harvard Holdings”), or its affiliates), or in entities that make similar investments. We also may invest in real estate assets located outside of the United States. Our investment strategy is designed to provide investors with an interest in a diversified portfolio of multifamily properties.

BHMF, Inc., our wholly owned subsidiary, is the sole general partner of Behringer Harvard Multifamily OP I LP (“Behringer Harvard Multifamily OP I”) and owns less than a 0.1% interest in Behringer Harvard Multifamily OP I. BHMF Business Trust, our wholly owned subsidiary, is the sole limited partner and owns the more than 99.9% remaining interest in Behringer Harvard Multifamily OP I. We intend to own our assets through Behringer Harvard Multifamily OP I and references to us will include Behringer Harvard Multifamily OP I unless otherwise indicated.

We commenced our initial public offering of common stock on September 5, 2008. We registered 250,000,000 shares, with up to 200,000,000 shares intended to be sold in our primary offering and up to 50,000,000 shares intended to be sold under our distribution reinvestment plan, though we reserved the right to reallocate shares between the primary offering and the distribution reinvestment plan.  We ceased offering shares of common stock in our primary offering on September 2, 2011 and accepted aggregate gross primary offering proceeds of approximately $1.46 billion. Upon termination of the primary offering, we reallocated 50 million unsold shares remaining from the primary offering to the distribution reinvestment plan.  As a result, we are offering a maximum of 100 million total shares pursuant to our distribution reinvestment plan.  As of September 15, 2011, we have sold approximately 7.1 million shares under our distribution reinvestment plan for gross proceeds of approximately $67.4 million, and there are approximately 92.9 million shares remaining to be sold under the plan.

Our office is located at 15601 Dallas Parkway, Suite 600, Addison, Texas 75001. Our toll-free telephone number is (866) 655-3600.

Our Advisor

Our external advisor is Behringer Harvard Multifamily Advisors I, LLC (“Behringer Harvard Multifamily Advisors I”), a Texas limited liability company formed in September 2006. Our advisor is responsible for managing our day-to-day affairs and for identifying and acquiring investments on our behalf.

Our Management

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board of directors, including a majority of our independent directors, must approve each investment proposed by our advisor, as well as certain other matters set forth in our charter. We have six members on our board of directors, four of whom are independent of our advisor and are responsible for reviewing our advisor’s performance. Our directors are elected annually by our stockholders. Although we have executive officers who manage our operations, we do not have any paid employees.

Our REIT Status

As a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their taxable income, excluding income from operations or sales through a taxable REIT subsidiary, or TRS. If we fail to qualify for taxation as a REIT in any year, our income for that year will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four years following the year of our failure to qualify as a REIT. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Terms of the Distribution Reinvestment Plan

Pursuant to our distribution reinvestment plan, stockholders may elect to have their distributions reinvested in additional shares of our common stock.  We are offering up to 100 million shares of our common stock to our existing stockholders pursuant to our distribution reinvestment plan at an initial price of $9.50 per share.  Our board of directors arbitrarily determined this selling price, which is based on a discount to the offering price in our now terminated initial public offering.  This current offering price bears no relationship to the book or net value of our assets or to our expected operating income, or to any other established criteria for valuing issued or outstanding shares. The selling price may not be indicative of the price at which the shares may trade if they were listed on an exchange or of the proceeds that a stockholder may receive if we liquidated or dissolved.  There is no public trading market for our shares.

Pursuant to the distribution reinvestment plan, we generally intend to offer shares for sale at a price equal to: (1) prior to the first valuation of shares of our common stock conducted by our board of directors or a committee thereof (as opposed to a valuation that is based solely on the offering price of securities in the most recent offering) (the “Initial Board Valuation”) under our valuation policy, 95% of (i) the most recently disclosed estimated value per share as determined in accordance with the valuation policy less (ii) the aggregate distributions per share of any net sale proceeds from the sale of one or more of our assets, or other special distributions so designated by the board of directors, distributed to stockholders after the valuation was determined (the “Valuation Adjustment”); or (2) on or after the Initial Board Valuation, 100% of (i) the most recently disclosed valuation as determined in accordance with the valuation policy less (ii) any Valuation Adjustment. Notwithstanding the foregoing, our board of directors may establish a different price for shares sold pursuant to the plan, provided that if the new price so determined varies more than 5% from the pricing that would have resulted from the formula above, we will deliver a notice (which may be given by letter, delivered by electronic means or given by including such information in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC) regarding the new price to each plan participant at least 30 days’ prior to the effective date of the new price. Currently, our estimated value per share is $10.00 based on the offering price of our common stock in our recently terminated primary initial public offering, and we are selling shares under the distribution reinvestment plan at $9.50 per share.

We have adopted a valuation policy in respect of estimating the per share value of our common stock and expect to disclose such valuation annually. Until 18 months have passed without a sale in an offering of our common stock (or other securities from which the board of directors believes the value of a share of common stock can be estimated), not including any offering related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership, we generally will use the gross offering price of a share of the common stock in our most recent offering as the per share estimated value thereof or, with respect to an offering of other securities from which the value of a share of common stock can be estimated, the value derived from the gross offering price of the other security as the per share estimated value of the common stock. This estimated value is not likely to reflect the proceeds you would receive upon our liquidation or upon the sale of your shares. In addition, this per share valuation method is not designed to arrive at a valuation that is related to any individual or aggregated value estimates or appraisals of the value of our assets. We expect that after 18 months have passed without a sale in an offering of our common stock (or other securities from which our board of directors believes the value of a share of common stock can be estimated), not including any offering related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership, the estimated value we provide for our common stock will be based on valuations of our properties and other assets.  The per share estimated value may be developed from data that is as of a date not more than 18 months prior to the effective date of the estimated valuation.  We will provide this information in our annual report on Form 10-K and we may also disseminate this information by a posting on the web site maintained for us and other programs sponsored by Behringer Harvard at www.behringerharvard.com or by other means.  In general, we will consider a new estimated valuation every 18 months following the Initial Board Valuation.

No selling commissions or dealer manager fees are payable on shares sold under our distribution reinvestment plan, and any other offering expenses are nominal.

Participation in the Distribution Reinvestment Plan and How to Enroll

All of our common stockholders may participate in our distribution reinvestment plan; however, we may elect to deny your participation in the distribution reinvestment plan if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.  Participants in the distribution reinvestment plan must have, excluding the value of a participant’s home, home furnishings and automobiles, either (1) a net worth of at least $70,000 and an annual gross income of at least $70,000, or (2) a net worth of at least $250,000.  In addition, Ohio and Oregon participants must have a liquid net worth of at least 10 times their investment in us and other Behringer Harvard-sponsored real estate programs.

Each stockholder electing to participate in our distribution reinvestment plan must agree that, if at any time he or she fails to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus or the enrollment form relating to such investment, he or she will promptly notify the reinvestment agent in writing of that fact and cease participation in the plan.

Stockholders may elect to participate in the distribution reinvestment plan at any time by completing a Distribution Modification Request Form or other appropriate authorization form and returning it to Behringer Harvard Investment Services at: 15601 Dallas Parkway, Suite 600, Addison, Texas.  Distribution Modification Request Forms may be obtained at any time by calling (866) 655-3600 or by writing to Behringer Harvard Investment Services at the address specified above.  If you are already enrolled in the distribution reinvestment plan, no action is required.

Tax Consequences of Participation in the Distribution Reinvestment Plan

If you elect to participate in the distribution reinvestment plan and are subject to federal income taxation, you will incur tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the distribution reinvestment plan. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional shares. In addition, you will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value, if any.  You will be taxed on the amount of such distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend. Tax information regarding each participant’s participation in the plan will be provided to each participant at least annually.

Estimated Use of Proceeds of this Offering

The proceeds raised pursuant to the distribution reinvestment plan will be used for general corporate purposes, including, but not limited to, investment in real estate and real estate related securities, payment of fees and other costs, repayment of debt, and funding for our share redemption program.  We cannot predict with any certainty how much distribution reinvestment plan proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold. No selling commissions or dealer manager fees are payable on shares sold under our distribution reinvestment plan, and we expect any other offering expenses to be nominal.

Duration of Offering

Depending upon then-prevailing market conditions, we intend to begin to consider the process of listing or liquidation within four to six years after the termination of our primary initial public offering, which terminated on September 2, 2011. We currently expect to offer shares under the distribution reinvestment plan until the sixth anniversary of the termination of our primary initial public offering, although our board of directors has the discretion to extend the offering period for the distribution reinvestment plan beyond that date, in which case we will notify participants in the plan of such extension. We may suspend or terminate the distribution reinvestment plan at any time by providing ten days’ prior notice to participants, and we may amend or supplement the distribution reinvestment plan at any time by delivering notice to participants at least 30 days’ prior to the effective date of the amendment or supplement.

Investment Objectives

Our overall investment objectives, in their relative order of importance are:

•                  to preserve and protect your capital investment;

•                  to realize growth in the value of our investments within four to six years of the termination of our primary initial public offering, which terminated on September 2, 2011;

•                  to generate distributable cash to our stockholders; and

•                  to enable you to realize a return on your investment by beginning the process of liquidating and distributing cash or listing our shares on a national securities exchange within four to six years of termination of our primary initial public offering.

We cannot assure you that we will attain these investment objectives.

Special Restrictions on the Ownership or Transfer of Shares

Our charter contains a restriction on ownership of our shares that generally prevents any one person from owning more than 9.8% of our outstanding shares of common or preferred stock, unless otherwise excepted by our board of directors or charter. Subsequent purchasers, i.e., potential purchasers of your shares, must also meet the net worth or income standards, and unless you are transferring all of your shares, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except in connection with redemptions or by operation of law. These suitability and minimum purchase requirements are applicable until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for you to sell your shares. All sales must also comply with applicable state and federal securities laws.

Listing or Liquidation

Depending upon then-prevailing market conditions, we intend to begin to consider the process of listing or liquidation within four to six years after the termination of our primary initial public offering, which terminated on September 2, 2011.  If we have not begun the process to list our shares for trading on a national securities exchange or to liquidate at any time after the sixth anniversary of the termination of our primary initial public offering, unless such date is extended by our board of directors including a majority of our independent directors, we will furnish a proxy statement to stockholders to vote on a proposal for our orderly liquidation upon the written request of stockholders owning 10% or more of our outstanding common stock. The liquidation proposal would include information regarding appraisals of our portfolio. By proxy, stockholders holding a majority of our shares could vote to approve our liquidation. If our stockholders did not approve the liquidation proposal, we would obtain new appraisals and resubmit the proposal by proxy statement to our stockholders up to once every two years upon the written request of stockholders owning 10% or more of our outstanding common stock.

In making the decision to apply for listing of our shares for trading on a national securities exchange, the directors will try to determine whether listing our shares or liquidating our assets will result in greater value for our stockholders. The circumstances, if any, under which the directors will agree to list our shares cannot be determined at this time; however, liquidity would likely be one factor that the board will consider when deciding between listing or liquidating. Even if our shares are not listed, we are under no obligation to actually sell our portfolio within this period because the precise timing of the sale of our assets will depend on real estate and financial markets, economic conditions of the areas in which our investments are located and federal income tax effects on stockholders that may prevail in the future. Furthermore, we cannot assure you that we will be able to liquidate our assets. We will continue in existence until all properties are sold and our other assets are liquidated.

Stockholder Notifications

You will receive periodic updates on the performance of your investment in us, including:

•                  a quarterly distribution report;

•                  three quarterly financial reports;

•                  an annual report; and

•                  an annual Form 1099.

We will provide this information to you via one or more of the following methods, in our discretion and with your consent, if necessary:

•                  U.S. mail or other courier;

•                  facsimile;

•                  in a filing with the SEC or annual report; and

•                  posting on our affiliated web site at www.behringerharvard.com.

In addition, we have adopted a valuation policy in respect of estimating the per share value of our common stock and expect to disclose such valuation annually. Until 18 months have passed without a sale in an offering of our common stock (or other securities from which the board of directors believes the value of a share of common stock can be estimated), not including any offering related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership, we generally will use the gross offering price of a share of the common stock in our most recent offering as the per share estimated value thereof or, with respect to an offering of other securities from which the value of a share of common stock can be estimated, the value derived from the gross offering price of the other security as the per share estimated value of the common stock. This estimated value is not likely to reflect the proceeds you would receive upon our liquidation or upon the sale of your shares. In addition, this per share valuation method is not designed to arrive at a valuation that is related to any individual or aggregated value estimates or appraisals of the value of our assets. We expect that after 18 months have passed without a sale in an offering of our common stock (or other securities from which our board of directors believes the value of a share of common stock can be estimated), not including any offering related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership, the estimated value we provide for our common stock will be based on valuations of our properties and other assets.  The per share estimated value may be developed from data that is as of a date not more than 18 months prior to the effective date of the estimated valuation.  We will provide this information in our annual report on Form 10-K and we may also disseminate this information by a posting on the web site maintained for us and other programs sponsored by Behringer Harvard at www.behringerharvard.com or by other means.  In general, we will consider a new estimated valuation every 18 months following the Initial Board Valuation.

Certain additional information concerning our business and our advisor and its affiliates will be available at www.behringerharvard.com. The contents of this web site are not incorporated by reference in or otherwise a part of this prospectus.

Stockholder Questions

If you have more questions about the distribution reinvestment plan, or if you would like additional copies of this prospectus, you should contact your registered representative or contact:

Behringer Securities LP

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

(866) 655-3600

RISK FACTORS

An investment in our common stock involves various risks and uncertainties.  For a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition, you should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our Quarterly Reports on Form 10-Q, as the same may be updated from time to time by future filings under the Securities Exchange Act of 1934, as amended, which are incorporated by reference into this prospectus, as amended and supplemented.  The risks discussed in our reports can adversely affect our business, operating results, prospects and financial condition.  This could cause the value of our common stock to decline and could cause you to lose all or part of your investment.

ESTIMATED USE OF PROCEEDS

The proceeds raised pursuant to the distribution reinvestment plan will be used for general corporate purposes, including, but not limited to, investment in real estate and real estate related securities, payment of fees and other costs, repayment of debt, and funding for our share redemption program.  We cannot predict with any certainty how much distribution reinvestment plan proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold. No selling commissions or dealer manager fees are payable on shares sold under our distribution reinvestment plan, and we expect any other offering expenses to be nominal.

DESCRIPTION OF DISTRIBUTION REINVESTMENT PLAN

Our distribution reinvestment plan allows common stockholders to have distributions otherwise distributable to them invested in additional shares of our common stock.  The following discussion summarizes the principal terms of this plan.  The full text of our second amended and restated distribution reinvestment plan is included as Exhibit B to this prospectus.

We are offering up to 100 million shares of our common stock to our common stockholders pursuant to our distribution reinvestment plan at an initial price of $9.50 per share.  Depending upon then-prevailing market conditions, we intend to begin to consider the process of listing or liquidation within four to six years after the termination of our primary initial public offering, which terminated on September 2, 2011.  We currently expect to offer shares under the distribution reinvestment plan until the sixth anniversary of the termination of our primary initial public offering, although our board of directors has the discretion to extend the offering period for the distribution reinvestment plan beyond that date, in which case we will notify participants in the plan of such extension. We may suspend or terminate the distribution reinvestment plan at any time by providing ten days’ prior notice to participants and we may amend or supplement the distribution reinvestment plan at any time by delivering notice to participants at least 30 days’ prior to the effective date of the amendment or supplement.

Pursuant to the distribution reinvestment plan, we generally intend to offer shares for sale at a price equal to: (1) prior to the first valuation of shares of our common stock conducted by our board of directors or a committee thereof (as opposed to a valuation that is based solely on the offering price of securities in the most recent offering) (the “Initial Board Valuation”) under our valuation policy, 95% of (i) the most recently disclosed estimated value per share as determined in accordance with the valuation policy less (ii) the aggregate distributions per share of any net sale proceeds from the sale of one or more of our assets, or other special distributions so designated by the board of directors, distributed to stockholders after the valuation was determined (the “Valuation Adjustment”); or (2) on or after the Initial Board Valuation, 100% of (i) the most recently disclosed valuation as determined in accordance with the valuation policy less (ii) any Valuation Adjustment. Notwithstanding the foregoing, our board of directors may establish a different price for shares sold pursuant to the plan, provided that if the new price so determined varies more than 5% from the pricing that would have resulted from the formula above, we will deliver a notice (which may be given by letter, delivered by electronic means or given by including such information in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC) regarding the new price to each plan participant at least 30 days’ prior to the effective date of the new price. Currently, our estimated value per share is $10.00 based on the offering price of our common stock in our recently terminated primary initial public offering, and we are selling shares under the distribution reinvestment plan at $9.50 per share.

We have adopted a valuation policy in respect of estimating the per share value of our common stock and expect to disclose such valuation annually. Until 18 months have passed without a sale in an offering of our common stock (or other securities from which the board of directors believes the value of a share of common stock can be estimated), not including any offering related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership, we generally will use the gross offering price of a share of the common stock in our most recent offering as the per share estimated value thereof or, with respect to an offering of other securities from which the value of a share of common stock can be estimated, the value derived from the gross offering price of the other security as the per share estimated value of the common stock. This estimated value is not likely to reflect the proceeds you would receive upon our liquidation or upon the sale of your shares. In addition, this per share valuation method is not designed to arrive at a valuation that is related to any individual or aggregated value estimates or appraisals of the value of our assets. We expect that after 18 months have passed without a sale in an offering of our common stock (or other securities from which our board of directors believes the value of a share of common stock can be estimated), not including any offering related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership, the estimated value we provide for our common stock will be based on valuations of our properties and other assets.   The per share estimated value may be developed from data that is as of a date not more than 18 months prior to the effective date of the estimated valuation.  We will provide this information in our annual report on Form 10-K and we may also disseminate this information by a posting on the web site maintained for us and other programs sponsored by Behringer Harvard at www.behringerharvard.com or by other means.  In general, we will consider a new estimated valuation every 18 months following the Initial Board Valuation.

Pursuant to the terms of our distribution reinvestment plan, the reinvestment agent (which is currently Behringer Harvard Multifamily REIT I) will act on behalf of participants to acquire shares of our common stock with the cash distributions participants are entitled to receive from us. Distributions will be invested in shares by the reinvestment agent promptly following the payment date with respect to such distributions. Participants in the distribution reinvestment plan may purchase fractional shares. If sufficient shares are not available for issuance under such plan, the reinvestment agent will remit excess cash to the participants.

Eligibility and Election to Participate

All of our common stockholders may participate in our distribution reinvestment plan; however, we may elect to deny your participation in the distribution reinvestment plan if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.  Offers and sales of shares pursuant to the distribution reinvestment plan must be registered in certain states in which such offers and sales are made unless an exemption from registration is available. Generally, such registrations are for a period of one year. We may have to stop selling shares pursuant to the distribution reinvestment plan in any of the states in which the required registration is not renewed annually.  We reserve the right to prohibit qualified retirement plans from participating in our distribution reinvestment plan if such participation would cause our underlying assets to constitute “plan assets” of qualified retirement plans.

Further, each stockholder electing to participate in our distribution reinvestment plan must agree that, if at any time he or she fails to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus or the enrollment form relating to such investment, he or she will promptly notify the reinvestment agent in writing of that fact and cease participation in the plan.  See “Suitability Standards” in this prospectus (immediately following the cover page).

Stockholders may elect to participate in the distribution reinvestment plan at any time by completing a Distribution Modification Request Form or other appropriate authorization form and returning it to Behringer Harvard Investment Services at: 15601 Dallas Parkway, Suite 600, Addison, Texas.  Distribution Modification Request Forms may be obtained at any time by calling (866) 655-3600 or by writing to Behringer Harvard Investment Services at the address specified above.  Participation in our distribution reinvestment plan will commence with the next distribution payable after receipt of the participant’s notice, provided it is received at least ten days prior to the last day of the month to which the distribution relates.

Investment of Distributions

Investors who elect to reinvest their distributions are required to have the full amount of their cash distributions from us reinvested pursuant to the plan.

Termination of Participation by Participant

To withdraw from participation in our distribution reinvestment plan, you must mail written notice to the reinvestment agent. A withdrawal from participation in the distribution reinvestment plan will be effective with respect to distributions for the month in which the notice of termination is received only if the notice is received at least ten days prior to the last day of the month to which such distribution relates.

Prior to the listing of our shares on a national stock exchange, if ever, any stockholder’s transfer of shares will terminate participation in the distribution reinvestment plan with respect to such transferred shares as of the first day of the month in which such transfer is effective, unless the transferee of such shares in connection with such transfer demonstrates that such transferee meets the requirements for participation under the distribution reinvestment plan and affirmatively elects participation by delivering an executed authorization form.

Reports to Participants

Within 60 days after the end of each fiscal quarter, the reinvestment agent will deliver to each participant in our distribution reinvestment plan a statement of account describing, as to such participant, the distributions received during the quarter, the number of shares purchased during the quarter and the purchase price for such shares.

Fees and Commissions and Use of Proceeds

No selling commissions or dealer manager fees are payable on shares sold under our distribution reinvestment plan, and we expect any other offering expenses to be nominal.  The result is that we expect substantially all of the proceeds for sales under our distribution reinvestment plan to be available to us.

The proceeds raised pursuant to the distribution reinvestment plan will be used for general corporate purposes, including, but not limited to, investment in real estate and real estate related securities, payment of fees and other costs, repayment of debt, and funding for our share redemption program.  We cannot predict with any certainty how much distribution reinvestment plan proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold.

Voting

You may vote all shares, including fractional shares, acquired through our distribution reinvestment plan.

Tax Consequences of Participation in the Distribution Reinvestment Plan

If you elect to participate in the distribution reinvestment plan and are subject to federal income taxation, you will incur tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the distribution reinvestment plan. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional shares. In addition, you will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value, if any.  You will be taxed on the amount of such distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend. Tax information regarding each participant’s participation in the plan will be provided to each participant at least annually.

Amendment and Termination

We may amend or supplement the distribution reinvestment plan at any time by delivering notice to participants at least 30 days’ prior to the effective date of the amendment or supplement.  The reinvestment agent also reserves the right to terminate a participant’s individual participation in the distribution reinvestment plan, and we reserve the right to suspend or terminate the plan in our sole discretion at any time, by providing ten days’ prior notice of termination to the terminated participant or, upon termination of the plan, to all participants. Notices to participants may be given by letter, delivered by electronic means or given by including such information in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC. In the event that we amend or suspend our distribution reinvestment plan, each participant will remain a participant in the plan unless he or she terminates his or her participation in accordance with the procedures described above.

PLAN OF DISTRIBUTION

We are offering up to 100 million shares of our common stock to our common stockholders pursuant to our distribution reinvestment plan at an initial price of $9.50 per share.  Depending upon then-prevailing market conditions, we intend to begin to consider the process of listing or liquidation within four to six years after the termination of our primary initial public offering, which terminated on September 2, 2011.  We currently expect to offer shares under the distribution reinvestment plan until the sixth anniversary of the termination of our primary initial public offering, although our board of directors has the discretion to extend the offering period for the distribution reinvestment plan beyond that date, in which case we will notify participants in the plan of such extension. We may suspend or terminate the distribution reinvestment plan at any time by providing ten days’ notice to participants, and we may amend or supplement the distribution reinvestment plan at any time by delivering notice to participants at least 30 days’ prior to the effective date of the amendment or supplement.

Pursuant to the distribution reinvestment plan, we generally intend to offer shares for sale at a price equal to: (1) prior to the first valuation of shares of our common stock conducted by our board of directors or a committee thereof (as opposed to a valuation that is based solely on the offering price of securities in the most recent offering) (the “Initial Board Valuation”) under our valuation policy, 95% of (i) the most recently disclosed estimated value per share as determined in accordance with the valuation policy less (ii) the aggregate distributions per share of any net sale proceeds from the sale of one or more of our assets, or other special distributions so designated by the board of directors, distributed to stockholders after the valuation was determined (the “Valuation Adjustment”); or (2) on or after the Initial Board Valuation, 100% of (i) the most recently disclosed valuation as determined in accordance with the valuation policy less (ii) any Valuation Adjustment. Notwithstanding the foregoing, our board of directors may establish a different price for shares sold pursuant to the plan, provided that if the new price so determined varies more than 5% from the pricing that would have resulted from the formula above, we will deliver a notice (which may be given by letter, delivered by electronic means or given by including such information in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC) regarding the new price to each plan participant at least 30 days’ prior to the effective date of the new price. Currently, our estimated value per share is $10.00 based on the offering price of our common stock in our recently terminated primary initial public offering, and we are selling shares under the distribution reinvestment plan at $9.50 per share.

Pursuant to the terms of our distribution reinvestment plan, the reinvestment agent (which is currently Behringer Harvard Multifamily REIT I) will act on behalf of participants to acquire shares of our common stock with the cash distributions participants are entitled to receive from us. Distributions will be invested in shares by the reinvestment agent promptly following the payment date with respect to such distributions. Participants in the distribution reinvestment plan may purchase fractional shares. If sufficient shares are not available for issuance under such plan, the reinvestment agent will remit excess cash to the participants.

For information with respect to enrollment in the distribution reinvestment plan, eligibility to participate, and termination of participation, see “Description of Distribution Reinvestment Plan.”  For information with respect to the suitability standards applicable to this offering, see “Suitability Standards” immediately following the cover page of this prospectus.

No selling commissions or dealer manager fees are payable on shares sold under our distribution reinvestment plan, and any other offering expenses are nominal.  We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the shares.

LIMITED LIABILITY AND INDEMNIFICATION OF

DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS

Under the distribution reinvestment plan, neither we nor any of our officers, directors, agents or employees will have any responsibility or liability as to the value of our shares, any change in the value of the shares acquired for each participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts, if any, in which distributions are invested.  In addition, neither we nor any of our officers, directors, agents or employees will be liable under the distribution reinvestment plan for any act done in good faith, or for any good faith omission to act, including, without limitation, for any claims of liability (1) arising out of failure to terminate the participant’s participation in the distribution reinvestment plan upon such participant’s death prior to the date of receipt of notice or (2) with respect to the time and prices at which shares are purchased for a participant.  However, counsel has not opined on the effectiveness of the provisions with respect to limiting our liability.  There may be some acts for which we may not avoid liability notwithstanding the language of the plan.

We have agreed to indemnify and hold harmless Behringer Advisors and its affiliates performing services for us from specific claims and liabilities arising out of the performance of its obligations under the advisory agreement.  As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.  The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance.  In addition, indemnification could reduce the legal remedies available to us and our stockholders against the officers and directors.

We are permitted to limit the liability of our directors, officers, employees and other agents, and to indemnify them, but only to the extent permitted by Maryland law, our charter, and federal and state securities laws.

Our charter requires us to hold harmless our directors and officers, and to indemnify our directors, officers and employees and our advisor, its affiliates and any of their employees acting as an agent to us to the maximum extent permitted by the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association on May 7, 2007 and by Maryland law for losses, if the following conditions are met:

•                  the party seeking exculpation or indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•                  the party seeking exculpation or indemnification was acting on our behalf or performing services for us;

•                  in the case of non-independent directors, our advisor or its affiliates or employees, the liability or loss was not the result of negligence or misconduct by the party seeking exculpation or indemnification;

•                  in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the independent director; and

•                  the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the stockholders.

This provision, however, does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit our stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although equitable remedies may not be an effective remedy in some circumstances.

The Securities and Exchange Commission (the “SEC”) and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act, is against public policy and unenforceable. Further, our charter prohibits the indemnification of our directors, our advisor, its affiliates or any person acting as a broker-dealer for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•                  there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•                  such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•                  a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered as to indemnification for violations of securities laws.

Our charter further provides that the advancement of funds to our directors, our advisor and its affiliates for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (1) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf; (2) the party seeking indemnification provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; (3) the legal action is initiated by a third party who is not a stockholder or, if the legal action is initiated by a stockholder acting in his capacity as such, a court of competent jurisdiction specifically approves such advancement; and (4) the party seeking the advance agrees in writing to repay the advanced funds to us together with the applicable legal rate of interest thereon, if it is ultimately determined that such person is not entitled to indemnification.

We also purchased and maintain insurance on behalf of all of our directors and officers against liability asserted against or incurred by them in their official capacities with us, whether we are required or have the power to indemnify them against the same liability.

LEGAL MATTERS

DLA Piper LLP (US), Raleigh, North Carolina, has passed upon the legality of the common stock. DLA Piper LLP (US), Chicago, Illinois, has also reviewed the statements relating to certain federal income tax matters that are likely to be material to U.S. holders of our common stock under the captions “Prospectus Summary — Our REIT Status,” “Prospectus Summary — Tax Consequences of Participation in the Distribution Reinvestment Plan” and “Description of Distribution Reinvestment Plan — Tax Consequences of Participation in the Distribution Reinvestment Plan” and has passed upon our qualification as a REIT for federal income tax purposes.

EXPERTS

The consolidated financial statements and related financial statement schedules of Behringer Harvard Multifamily REIT I, Inc. and subsidiaries as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 and the combined financial statements of Behringer Harvard Combined Ventures as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 incorporated by reference in this prospectus from Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The statement of revenues and certain operating expenses of The Gallery at NoHo Commons for the year ended December 31, 2008, incorporated by reference in this prospectus from Behringer Harvard Multifamily REIT I, Inc.’s Current Report on Form 8-K/A filed with the SEC on December 1, 2009 has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report on the statement of revenues and certain operating expenses expresses unqualified opinions and includes explanatory paragraphs referring to the purpose of the statement), and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The statements of revenues and certain operating expenses of The Lofts at Park Crest Apartments (also known as The Lofts at Park Crest) and Burnham Pointe for the year ended December 31, 2009, incorporated by reference in this prospectus from Behringer Harvard Multifamily REIT I, Inc.’s Current Reports on Form 8-K/A filed with the SEC on May 26, 2010 and August 6, 2010, respectively, have been audited by Cornerstone Accounting Group LLP, independent auditors, as stated in their reports which are incorporated herein by reference (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The statements of revenues and certain operating expenses of (i) 7166 Belmar (formerly Alexan Belmar Apartments), (ii) Fitzhugh Urban Flats (formerly Fitzhugh) and Tupelo Alley Apartments, (iii) The Reserve at La Vista Walk, and (iv) The District Universal Boulevard (formerly The District) for the year ended December 31, 2009 and the statements of revenues and certain operating expenses of (i) Argenta and (ii) Stone Gate for the year ended December 31, 2010, incorporated by reference in this prospectus from Behringer Harvard Multifamily REIT I, Inc.’s Current Report on Form 8-K filed with the SEC on September 16, 2011, have been audited by Cornerstone Accounting Group LLP, independent auditors, as stated in their reports which are incorporated herein by reference (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The statement of revenues and certain operating expenses of Uptown Post Oak for the year ended December 31, 2009 and the statement of revenues and certain operating expenses of Allegro for the period beginning June 30, 2009 and ending December 31, 2009, incorporated by reference in this prospectus from Behringer Harvard Multifamily REIT I, Inc.’s Current Report on Form 8-K filed with the SEC on September 16, 2011, have been audited by Saville, Dodgen & Company, PLLC, independent auditors, as stated in their reports which are incorporated herein by reference (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. Further, any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. You can access documents that are incorporated by reference into this prospectus at the web site maintained for us and our advisor and its affiliates at http://www.behringerharvard.com (URL for documents: http://www.snl.com/irweblinkx/docs.aspx?iid=4190766).  There is additional information about us and our advisor and its affiliates at the web site, but unless specifically incorporated by reference herein as described in the paragraphs below, the contents of that web site are not incorporated by reference in or otherwise a part of this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-148414), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 25, 2011;

•                  Quarterly Report on Form 10-Q for the period ended June 30, 2011 filed with the SEC on August 12, 2011;

•                  Quarterly Report on Form 10-Q for the period ended March 31, 2011 filed with the SEC on May 13, 2011;

•                  Definitive Proxy Statement on Schedule 14A filed with the SEC on July 20, 2011;

•                  Current Report on Form 8-K filed with the SEC on September 16, 2011;

•                  Current Report on Form 8-K filed with the SEC on July 1, 2011;

•                  Current Report on Form 8-K filed with the SEC on March 24, 2011;

•                  Current Report on Form 8-K/A filed with the SEC on August 6, 2010;

•                  Current Report on Form 8-K/A filed with the SEC on May 26, 2010;

•                  Current Report on Form 8-K/A filed with the SEC on December 1, 2009; and

•                  The description of our common stock contained in our Registration Statement on Form 10 (Reg. No. 000-53195), as filed with the SEC on April 29, 2008 and amended on June 9, 2008.

All documents filed by Behringer Harvard Multifamily REIT I, Inc. pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering of the securities made hereby shall be deemed to be incorporated by reference into this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (or incorporated into the documents that this prospectus incorporates by reference). To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

Behringer Harvard Investment Services

15601 Dallas Parkway, Suite 600

Addison, Texas 75001-6026

Telephone: (866) 655-3650

www.behringerharvard.com

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov. We have filed with the SEC a registration statement relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

EXHIBIT A

DISTRIBUTION MODIFICATION REQUEST FORM

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

DISTRIBUTION MODIFICATION REQUEST

This form may be used by any current investor (an “Investor”) in Behringer Harvard Multifamily REIT I, Inc. (the “Company”) to elect to receive distributions from the Company by ACH direct deposit, by check, or to participate in the Company’s Distribution Reinvestment Plan.

Complete and deliver this form to:

BEHRINGER HARVARD INVESTMENT SERVICES

866.655.3650

Regular Mail:	Express/Overnight Delivery:
P.O. Box 219768	430 West 7th Street
Kansas City, MO 64121-9768	Kansas City, MO 64105-1407

For all custodial account registrations, this form must be signed by both investor and custodian.

1.  INVESTMENT REGISTRATION NAME AND ADDRESS (MUST MIRROR CURRENT REGISTRATION)

ACCOUNT # (Required):

Name of Owner:	Tax ID/SS #:

Name of Joint Owner (if applicable):	Tax ID/SS #:

E-mail Address:

Street/P.O. Box:

City:	State:	ZIP Code:

Daytime Phone:	Evening Phone:

2.  DISTRIBUTIONS Please select only one of the following options:

☐  I would like to participate in the Company’s Distribution Reinvestment Plan.  *See Section 3 below.

☐  I prefer distributions be paid to me at my address of record.  (This option is not available for custodial account registrations.)

☐  I prefer distributions to be paid to the custodian FBO the Investor.  (This option is not available for non-custodial account registrations.)

☐  I prefer distributions to be deposited directly via ACH into my checking account.  This option is not available for custodial account registrations; distributions with respect to custodial accounts will be sent directly to the custodian FBO the Investor.  Please enclose a voided check.  (Note:  You may not direct deposit via ACH to a brokerage account.) A deposit slip does not contain all of the information required to set up an ACH direct deposit.  By enclosing a voided check, you authorize the Company to begin making electronic deposits to the designated checking account.  An automated deposit entry shall constitute the receipt for each transaction.  This authority is to remain in force until the Company receives written notification of its termination at such time and in such manner as to give the Company reasonable time to act.  In the event that the Company deposits distributions erroneously into the account, it is authorized to debit the account for the amount of the erroneous deposit.

☐  I prefer to direct distributions via check to a third party per my instructions below.  To direct distributions (for non-custodial accounts only) to a party other than the registered owner, please provide the following information:

Name of Institution:	Account Number:

Name on Account:

Street/P.O. Box:

City:	State:	ZIP Code:

A-1

3.  SUBSCRIBER SIGNATURES Investors electing to participate in the Company’s Distribution Reinvestment Plan must complete this Section 3. Please carefully read and separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf:

In order to induce the Company to accept this distribution modification, I hereby represent and warrant as follows:

		Owner	Joint Owner
(a)

I have received the Company’s prospectus, as supplemented and amended (the “Prospectus”), no later than five business days prior to the date of this agreement, and I accept and agree to be bound by the terms and conditions of the organizational documents of the Company. I acknowledge that a copy of the Prospectus is available online at behringerharvard.com or may be obtained by contacting my financial advisor.

		Initials	Initials

(b)

I have (i) a net worth (exclusive of home, home furnishings, and automobiles) of $250,000 or more; or (ii) a net worth (exclusive of home, home furnishings, and automobiles) of at least $70,000 and had during the last tax year or estimate that I will have during the current tax year a minimum of $70,000 annual gross income, and, if applicable, that I meet the higher net worth and/or net income requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards.” I acknowledge that I have the duty to promptly notify the Company in writing if, at any time during which I am participating in the Distribution Reinvestment Plan, I fail to meet these suitability standards.

		Initials	Initials

(c)	I am purchasing the Shares for my own account, and I acknowledge that there is no public market for this investment.
		Initials	Initials

(d)	If I am an Ohio or Oregon resident, my aggregate investment in this and other Behringer Harvard- sponsored real estate programs does not exceed 10 percent of my liquid net worth.
		Initials	Initials

4.  INVESTOR SIGNATURES

MY SIGNATURE BELOW INDICATES I HAVE READ THE FOREGOING AND AGREE TO THE TERMS HEREIN. I acknowledge that distributions made prior to the date this instruction becomes effective (generally up to 30 days after receipt of this properly completed form) will be made in the manner previously provided for. For information regarding the election or termination of participation in the Distribution Reinvestment Plan, see the Prospectus. This instruction supersedes all prior instructions regarding the subject matter hereof.

Signature of Owner or Authorized Person	Printed Name	Date

Signature of Joint Owner, Trustee,	Printed Name	Date
Custodian, or Authorized Person if applicable

A-2

EXHIBIT B

SECOND AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

Behringer Harvard Multifamily REIT I, Inc.

Adopted August 11, 2011

Behringer Harvard Multifamily REIT I, Inc., a Maryland corporation (the “Company”), has adopted this second amended and restated distribution reinvestment plan (the “Plan”), administered by the Company or an unaffiliated third party (the “Administrator”), as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1.                                       ELECTION TO PARTICIPATE.  Subject to the terms hereof, any purchaser of shares of common stock of the Company, par value $.0001 per share (the “Shares”), may become a Participant by making a written election to participate on such purchaser’s Subscription Agreement at the time of subscription for Shares.  Any stockholder who has not previously elected to participate in the Plan may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be required by the Administrator.  Participants generally are required to have the full amount of their cash distributions (other than “Designated Special Distributions” as defined below) with respect to all Shares owned by them reinvested pursuant to the Plan.  However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Shares to be subject to participation in the Plan.

2.                                       DISTRIBUTION REINVESTMENT PLAN.  The Administrator will receive all cash distributions (other than “Designated Special Distributions” as defined below) paid by the Company with respect to Shares of Participants (collectively, the “Distributions”).  Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten days prior to the last day of the month to which such Distribution relates.  Subject to the preceding sentence, regardless of the date of such election, a holder of Shares will become a Participant in the Plan effective on the first day of the month following such election, and the election will apply to all Distributions attributable to such month and to all months thereafter.  As used in this Plan, the term “Designated Special Distributions” shall mean those cash or other distributions designated as Designated Special Distributions by the Board of Directors of the Company (the “Board”).

3.                                       GENERAL TERMS OF PLAN INVESTMENTS.  The Administrator will apply all Distributions subject to this Plan, as follows:

(a)                                  Prior to the termination of the Company’s initial public offering (including the distribution reinvestment plan portion thereof, as shares may be reallocated between it and the primary offering) (the “Initial Offering”) of the Shares reserved for issuance under the Plan pursuant to the Company’s registration statement on Form S-11 (File No. 333-148414), as thereafter amended or supplemented (the “Registration Statement”), the Administrator will invest Distributions in Shares at a price equal to the following, regardless of the price per Share paid by the Participant for the Shares in respect of which the Distributions are paid: (1) prior to the first the valuation of the Shares conducted by the Board or a committee thereof (as opposed to a valuation that is based solely on the offering price of securities in the most recent offering) (the “Initial Board Valuation”) under the Company’s valuation policy, as such valuation policy is amended from time to time (the “Valuation Policy”),  95% of (i) the most recently disclosed estimated value per Share (the “Valuation”) as determined in accordance with the Valuation Policy less (ii) the aggregate distributions per Share of any net sale proceeds from the sale of one or more of the Company’s assets, or other special distributions so designated by the Board, distributed to stockholders after the Valuation was determined (the “Valuation Adjustment”); or (2) on or after the Initial Board Valuation, 100% of (i) the most recently disclosed Valuation as determined in accordance with the Valuation Policy less (ii) any Valuation Adjustment.  No advance notice of pricing pursuant to this Paragraph 3(a) shall be required.

(b)                                 After termination of the Initial Offering, the Administrator will invest Distributions in Shares that may (but are not required to) be supplied from either (i) Shares registered with the Securities and Exchange Commission (the “Commission”) pursuant to an effective registration statement for Shares for use in the Plan (a “Future Registration”) or (ii) Shares purchased by the Administrator for the Plan in a secondary market (if available) or on a national stock exchange (if listed) (collectively, the “Secondary Market”) and registered with the Commission for resale pursuant to the Plan.  Shares registered in a Future Registration that are not purchased by the Administrator in the Secondary Market will be issued at a price equal to 100% of (A) the most recently disclosed Valuation less (B) any Valuation Adjustment.

Shares purchased on the Secondary Market as set forth in (ii) above will be purchased at the then-prevailing market price, and the average price paid by the Administrator for all such purchases for a single Distribution will be utilized for purposes of determining the purchase price for Shares purchased under the Plan on such investment date; however, in no event will the purchase price for Shares purchased under the Plan be less than 100% of the market price for Shares on such investment date.  Shares acquired by the Administrator on the Secondary Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the per Share price that will be paid for the Shares purchased for the Plan pursuant to the Initial Offering and any subsequent offering.  If the Administrator acquires Shares in the Secondary Market for use in the Plan, the Administrator shall use reasonable efforts to acquire Shares for use in the Plan at the lowest price then reasonably available.  However, the Administrator does not in any respect guaranty or warrant that the Shares so acquired and purchased by the Participants in the Plan will be at the lowest possible price.  Further, irrespective of the Administrator’s ability to acquire Shares in the Secondary Market or the Company’s ability to complete a Future Registration for shares to be used in the Plan, neither the Administrator nor the Company is in any way obligated to do either.  No advance notice of pricing pursuant to this Paragraph 3(b) shall be required.

(c)                                  Regardless of the pricing determined pursuant to Paragraphs 3(a) and 3(b) above, the Board may determine, from time to time, in its sole discretion, the price at which the Administrator will invest Distributions in Shares.  No advance notice of pricing pursuant to this Paragraph 3(c) shall be required unless the new price so determined varies more than 5% from the pricing that would have resulted pursuant to Paragraphs 3(a) and 3(b) above, as applicable, with respect to any Distribution reinvestment if the Board had not so determined a new price, in which case the Company shall deliver a notice regarding the new price to each Participant at least 30 days’ prior to the effective date of the new price.

(d)                                 No selling commissions or dealer manager fees will be paid for Shares purchased pursuant to the Plan.

(e)                                  For each Participant, the Administrator will maintain an account that shall reflect for each month the Distributions received by the Administrator on behalf of such Participant.  A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(f)                                    Distributions shall be invested in Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan.  If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator will be distributed to the Participants.  Any interest earned on such accounts will be paid to the Company and is and will become the property of the Company.

(g)                                 The purchase of fractional shares, computed to four decimal places, is a permissible and likely result of participation in the Plan.  The ownership of the Shares shall be reflected on the books of the Company or its transfer agent.

(h)                                 A Participant will not be able to acquire Shares under the Plan to the extent that such purchase would cause the Participant to exceed the ownership limits set forth in the Company’s charter, as amended, unless exempted by the Board.

(i)                                     The Shares issued under the Plan will be uncertificated until the Board determines otherwise.

4.                                       DISTRIBUTION OF FUNDS.  In making purchases for Participants’ accounts, the Administrator may commingle Distributions attributable to Shares owned by Participants and any additional payments received from Participants in respect of the purchase of Shares.

5.                                       ABSENCE OF LIABILITY.  Neither the Company nor the Administrator shall have any responsibility or liability as to the value of the Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested.  Neither the Company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 15 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant.

6.                                       SUITABILITY.

(a)                                  Each Participant shall notify the Administrator in the event that, at any time during his or her participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares.

(b)                                 For purposes of this Paragraph 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s then current prospectus, as supplemented, for the offering of Shares under this Plan.

7.                                       REPORTS TO PARTICIPANTS.  Within 60 days after the end of each fiscal quarter, the Administrator will deliver to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares and the total Shares purchased on behalf of the Participant.  Each statement shall also advise the Participant that, in accordance with Paragraph 6 hereof, the Participant is required to notify the Administrator in the event that there is any material change in the Participant’s financial condition or if any representation made by the Participant under the Subscription Agreement for the Participant’s initial purchase of Shares becomes inaccurate.  Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Company or the Administrator at least annually.

8.                                       NO DRAWING.  No Participant shall have any right to draw checks or drafts against the Participant’s account or give instructions to the Company or the Administrator except as expressly provided herein.

9.                                       TAXES.  The reinvestment of Distributions under the Plan does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this Plan.

10.                                 TERMINATION.

(a)                                  A Participant may terminate or modify his participation in the Plan at any time by written notice mailed to the Administrator.  To be effective for any Distribution, such notice must be received by the Administrator at least ten days prior to the last day of the month to which such Distribution relates.

(b)                                 Prior to the listing of the Shares on a national stock exchange, a Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the month in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

(c)                                  The Administrator may terminate a Participant’s individual participation in the Plan, and the Company may suspend or terminate the Plan itself, at any time by ten days’ prior written notice to a Participant, or to all Participants, as the case may be.

(d)                                 After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant (i) a statement of account in accordance with Paragraph 7 hereof, and (ii) a check for the amount of any Distributions in the Participant’s account that have not been invested in Shares.  Any future Distributions with respect to such former Participant’s Shares made after the effective date of the termination of the Participant’s participation in the Plan will be sent directly to the former Participant or to such other party as the Participant has designated pursuant to an authorization form or other documentation satisfactory to the Administrator.

11.                                 STATE REGULATORY RESTRICTIONS.  The Administrator is authorized to deny participation in the Plan to residents of any state that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan.

12.                                 NOTICE.  Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Behringer Harvard Investment Services, P.O. Box 219768, Kansas City, MO 64121-9768, or such other address as may be specified by the Administrator by written notice to all Participants.  Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator, delivered by electronic means to any address specified by the Participant, or given by including such information in a Current Report on Form 8-K or in the Company’s annual or quarterly reports, all publicly filed with the Commission.  Each Participant shall notify the Administrator promptly in writing of any change of address.

13.                                 AMENDMENT.  The terms and conditions of this Plan may be amended or supplemented by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by delivering an appropriate notice to each Participant at least 30 days prior to the effective date of the amendment or supplement.  Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom the Administrator receives written notice of termination prior to the effective date thereof.

In the event that the Plan is amended pursuant to this Paragraph 13 or suspended pursuant to Paragraph 10(c) hereof, each Participant shall remain a Participant in the Plan receiving cash distributions during such period that the Plan is suspended or the Shares cannot otherwise be distributed hereunder, unless the Participant terminates his participation in accordance with the procedures set forth under Paragraph 10(a) above.  Once such suspension or other inability to distribute Shares hereunder ceases, the Participant will then receive Shares hereunder.

14.                                 GOVERNING LAW.  This plan and participant’s election to participate in the plan shall be governed by the laws of the State of Maryland.  The foregoing choice of law shall not restrict the application of any state’s securities laws (including the standards contained in the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association on May 7, 2007) to the sale of shares to its residents or within such state.

Prospectus
Distribution Reinvestment Plan Offering—100,000,000 Shares of Common Stock

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth below. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Our shares are not FDIC insured, may lose value and are not bank guaranteed.

September 20, 2011

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Behringer Harvard Multifamily REIT I, Inc. (the “Registrant”) in connection with the distribution of the securities registered under the Registrant’s distribution reinvestment plan.  All amounts are estimated except the SEC registration fee.

Item	Amount
SEC registration fee*	$39,300
FINRA filing fee**	—
Legal fees and expenses	$50,000
Blue sky fees and expenses	$45,000
Accounting fees and expenses	$350,000
Miscellaneous expenses	$5,000
Total	$489,300

* SEC registration fee based on total distribution reinvestment plan offering amount, after reallocating unsold shares from the primary offering.

** Maximum FINRA filing fees were paid in connection with the primary offering.

Item 15.  Indemnification of Directors and Officers

The Registrant is permitted to limit the liability of its directors, officers, employees and other agents, and to indemnify them, but only to the extent permitted by Maryland law, its charter, and federal and state securities laws.

The Registrant’s charter requires it to hold harmless its directors and officers, and to indemnify its directors, officers and employees and the advisor, its affiliates and any of their employees acting as an agent of the Registrant to the maximum extent permitted by the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administration Association on May 7, 2007 and by Maryland law for losses, if the following conditions are met:

•                  the party seeking exculpation or indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in the Registrant’s best interests;

•                  the party seeking exculpation or indemnification was acting on the Registrant’s behalf or performing services for the Registrant;

•                  in the case of non-independent directors, the advisor or its affiliates or employees, the liability or loss was not the result of negligence or misconduct by the party seeking exculpation or indemnification;

•                  in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the independent director; and

•                  the indemnification or agreement to hold harmless is recoverable only out of the Registrant’s assets and not from the stockholders.

This provision, however, does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the ability of the Registrant’s stockholders to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to the Registrant, although equitable remedies may not be an effective remedy in some circumstances.

The Securities and Exchange Commission (the “Commission”) and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Further, the Registrant’s charter prohibits the indemnification of its directors, the advisor, its affiliates or any person acting as a broker-dealer for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•                  there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•                  such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•                  a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which the Registrant’s securities were offered as to indemnification for violations of securities laws.

The Registrant’s charter further provides that the advancement of funds to its directors, the advisor and its affiliates for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (1) the legal action relates to acts or omissions with respect to the performance of duties or services on the Registrant’s behalf; (2) the party seeking indemnification provides the Registrant with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; (3) the legal action is initiated by a third party who is not a stockholder or, if the legal action is initiated by a stockholder acting in his capacity as such, a court of competent jurisdiction specifically approves such advancement; and (4) the party seeking the advance agrees in writing to repay the advanced funds to the Registrant together with the applicable legal rate of interest thereon, if it is ultimately determined that such person is not entitled to indemnification.

The Registrant will also purchase and maintain insurance on behalf of all of its directors and officers against liability asserted against or incurred by them in their official capacities with the Registrant, whether or not the Registrant is required or has the power to indemnify them against the same liability.

Item 16.  Exhibits

The following exhibits are filed as part of this registration statement:

Ex. No.	Description

4.1*	Form of Distribution Modification Request Form (included as Exhibit A to prospectus)

4.2*	Second Amended and Restated Distribution Reinvestment Plan (included as Exhibit B to prospectus)

4.3	Amended and Restated Share Redemption Program, incorporated by reference to Exhibit 4.4 to the Registrant’s Form 10-Q filed on November 13, 2009

4.4

Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates), incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-11/A filed on May 9, 2008, Commission File No. 333-148414

5.1	Opinion of DLA Piper LLP (US) re legality, incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-11/A filed on August 26, 2008, Commission File No. 333-148414

8.1*	Opinion of DLA Piper LLP (US) re tax matters

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 and Exhibit 8.1)

23.2*	Consent of Deloitte & Touche LLP

23.3*	Consent of Deloitte & Touche LLP

23.4*	Consent of Cornerstone Accounting Group LLP

23.5*	Consent of Saville, Dodgen & Company, PLLC

24.1

Power of Attorney (included on signature page), incorporated by reference to Exhibit 24 to the Registrant’s Registration Statement on Form S-11 filed on December 31, 2007, Commission File No. 333-148414

24.2

Power of Attorney (included on signature page), including power of attorney for Jonathan L. Kempner, incorporated by reference to Exhibit 24.2 to the Registrant’s Post-Effective Amendment No. 2 to its Registration Statement on Form S-11 filed on March 6, 2009, Commission File No. 333-148414

24.3

Power of Attorney (included on signature page), including power of attorney for Howard S. Garfield, incorporated by reference to Exhibit 24.3 to the Registrant’s Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 3 to its Registration Statement on Form S-11 filed on May 19, 2009, Commission File No. 333-148414

*                 Filed herewith.

Item 17.  Undertakings

(a)                                  The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i), (ii) and (iii) above do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(b)         The Registrant undertakes (i) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (ii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)          The Registrant undertakes that, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d)         The Registrant undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)          The Registrant undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 20, 2011.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

By:	/s/ Robert S. Aisner
Robert S. Aisner
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

	Name	Title	Date

	/s/ Robert S. Aisner	Chief Executive Officer and Director	September 20, 2011
Robert S. Aisner

	*	President	September 20, 2011
Robert J. Chapman

	*	Chief Financial Officer and	September 20, 2011
	Howard S. Garfield	Chief Accounting Officer

	*	Chairman of the Board and Director	September 20, 2011
Robert M. Behringer

	*	Director	September 20, 2011
E. Alan Patton

	*	Director	September 20, 2011
Roger D. Bowler

	*	Director	September 20, 2011
Sami S. Abbasi

	*	Director	September 20, 2011
Jonathan L. Kemper

* By:	/s/ Robert S. Aisner
Robert S. Aisner
Attorney-In-Fact